EXHIBIT 99.1

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AFC Enterprises Amends Credit Facility; Lenders Agree to Extend Filing Deadlines

ATLANTA, Aug 22, 2003 — AFC Enterprises, Inc. (Ticker: AFCE), the franchisor and operator of Popeyes ® Chicken & Biscuits, Church’s Chicken™, Cinnabon ® and the franchisor of Seattle’s Best Coffee ® in Hawaii, on military bases and internationally, today announced that the lenders under its credit facility have agreed to an amendment under which the lenders allow the Company to delay the filing of its Annual Report on Form 10-K until October 31, 2003.

The amendment further allows the Company to delay the filing of its quarterly reports on Form 10-Q for each of the first three quarters of 2003 until December 1, 2003. Under the terms of the amendment, the Company will deposit $32 million, representing approximately 50% of the estimated net proceeds from the sale of certain operations of Seattle Coffee Company on July 14, 2003, in a collateral account. Earlier this year, the Company obtained an amendment to the credit facility permitting it to use 50% of the net proceeds from the sale for stock repurchases, dividends and working capital purposes. These proceeds will be released to AFC for such purposes upon delivery of the annual report for 2002 and the quarterly reports for 2003, provided that the filings are made by the specified dates. If AFC fails to make the filings by the specified dates or if there is any other default under the credit facility on those dates, the deposited amount would be applied as a prepayment against the Company’s term loans under the original terms of the credit facility.

Total net proceeds from the sale of Seattle Coffee Company are expected to be $60 to $62 million pending the effect of final adjustments. The Company previously used approximately $32 million of these proceeds to repay term loan indebtedness under the credit facility. The $32 million in proceeds that will be placed in the collateral account under the terms of the amendment represent the remaining unused portion of the expected total net proceeds.

The amendment also provides that, until certain conditions are satisfied, AFC’s outstanding debt under the revolving credit facility and term loan A will bear interest at LIBOR plus 2.75% and term loan B will bear interest at LIBOR plus 3.00%, each of which represents a 50 basis point increase over the prior rate. These interest rate spreads will adjust to rates based on the Company’s total leverage ratio, upon AFC delivering the required financial reports, AFC certifying that its total leverage ratio based on those financial reports is in compliance with the credit facility, and its bank debt being rated BB- and Ba3 or better by each of S&P and Moody’s, respectively.

The Company is making every effort to complete the restatements and audits of its financial statements for 2002, 2001 and 2000 and to file its Form 10-K for fiscal year 2002, as well as its quarterly reports on Form 10-Q for the first two quarters of 2003, as soon as possible.

Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of 4,006 restaurants, bakeries and cafes as of July 14, 2003, in the United States, Puerto Rico and 35 foreign countries under the brand names Popeyes® Chicken & Biscuits, Church’s Chicken™, Cinnabon® and the franchisor of Seattle’s Best Coffee® in Hawaii, on military bases and internationally. AFC’s primary objective is to be the world’s Franchisor of Choice® by offering investment opportunities in highly recognizable brands and exceptional franchisee support systems and services. AFC Enterprises had system-wide sales of approximately $2.7 billion in 2002 and can be found on the World Wide Web at www.afce.com.

AFC Contact Information:
Felise Glantz Kissell, Vice President, Investor Relations & Finance
(770) 353-3086 or fkissell@afce.com

Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brands are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the outcome of the ongoing audits and the restatement of the our financial statements, the results of the Audit Committee Investigation, the delisting of our securities from the Nasdaq National Market, adverse effects of litigation or regulatory actions arising in connection with the restatement of our financial statements, the inability to attract and retain additional qualified management personnel, our ability to comply with covenants contained in our credit facility, the cost and availability of our principal food products, labor shortages or increased labor costs, our ability to franchise new units and expand our brands, our and our franchisees’ ability to successfully operate existing units and open new units, changes in consumer preferences and demographic trends, competition, general economic, political and regulatory conditions and the risk factors detailed in our Annual Report on Form 10-K for the year ended December 30, 2001 and the other documents we file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date they are made.

SOURCE AFC Enterprises, Inc.

Felise Glantz Kissell, Vice President, Investor Relations & Finance of AFC Enterprises, +1-770-353-3086, or fkissell@afce.com